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                                                                      EXHIBIT 99

                                           For more information, please contact:
                                           -------------------------------------
                                           Wm. James Nicol, President & CEO, ALC
                                                                  1-503-252-6233

                         Assisted Living Concepts, Inc.
           Reports Indiana Settlement and Results of Annual Meeting.

PORTLAND, ORE, February 12, 2001 --- Assisted Living Concepts, Inc. (AMEX: ALF), a national provider of assisted living services, announced today the resolution of its litigation with the Indiana State Department of Health, and the results of its annual meeting of stockholders held in New York, New York on January 16, 2001.

As previously reported, the Indiana State Department of Health ("ISDH") had alleged that the Company was operating its Logansport, Indiana facility known as McKinney House as a health facility, specifically a residential care facility, without a license. The Company's position has been that it was not operating an unlicensed health facility and that its services were consistent with those of a "Housing with Services Establishment" pursuant to Indiana Code, Section 12-10-15-1.

To avoid the expense and uncertainty of protracted litigation and, also because the Company wishes to assure the State that it operates in a manner that is consistent with Indiana law, the Company agreed to the following settlement on behalf of McKinney House, Digby House (which was facing similar but unfiled issues) and all other facilities owned and operated by the Company in the State
of Indiana.   The Company and the State have agreed upon a Program Description that specifies services that the Company can provide without being licensed as a residential care facility. This Program Description provides guidelines regarding the physical and medical condition of the residents in the Company's
facilities and the services to be provided to them.   Prior to March 20, 2001,
the Company is to ensure that all in-service training on the Program Description has taken place throughout its Indiana facilities. Under the Indiana Program Description, the Company must discharge residents who require certain types or levels of care that the Company has agreed not to provide in Indiana. The Company is currently implementing the Program Description and, while its full impact is not now known, the Company does not expect the impact to be material. Without admitting liability, the Company paid a civil penalty of $10,000. The State has dismissed the lawsuit against the Company with prejudice.

The sole purpose of the annual meeting was the election of six directors to hold office until the 2002 meeting. Continuing directors are Wm. James Nicol (Chairman, President & CEO), John M. Gibbons, Jill M. Krueger and Richard C. Ladd. Newly elected directors are Leonard Tannenbaum and Bruce E. Toll. Following the meeting, Mr. Gibbons was appointed Vice Chairman of the Board.
Mr. Gibbons also serves as the Chairman of the Compensation Committee. Ms. Krueger serves as the Chair of the Audit Committee.

Mr. Tannenbaum is currently the managing partner at MYFM Capital, LLC, an investment banking firm. In addition to serving on the Company's Board, Mr. Tannenbaum also serves on the board of directors of the following public companies: Cortech, Inc.; New World Coffee-Manhattan Bagel, Inc.; and General Devices, Inc. and on the boards of Timesys, an embedded Linux company, and Transcentives.com, an internet holding company.

Mr. Toll serves on the board of UbiquiTel, Inc., a publicly traded company that provides Sprint PCS digital communication services to mid-size markets in the western and mid-western United States. He is the owner of BET Investments, Inc., which owns, develops, and manages commercial and industrial properties in the Philadelphia area. He is also the owner and operator of an automobile agency, Robert Auto Mall in Downingtown, Pennsylvania and the Chairman of Puresyn Corp., a biotech company located in Malvern, Pennsylvania. In addition, he is the president of Toll Management Company, which owns and manages commercial and apartment properties in the Philadelphia area. Mr. Toll is vice-chairman, founder and director of Toll Brothers, Inc., which is a builder of luxury homes and the recipient of a number of awards.

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